Exhibit 99.1

NRC Group Reports Strong Fourth Quarter and Full Year 2018 Financial Results

NEW YORK – March 18, 2019 – NRC Group Holdings Corp. (NYSE American: NRCG) (“NRCG” or the “Company”), a global provider of a wide range of environmental, compliance and waste management services, today reported financial results for the fourth quarter and full year ended December 31, 2018.

As a result of the previously announced acquisition (the “Business Combination”) of all the issued and outstanding membership interests of NRC Group Holdings, LLC (“NRC Group”) from JFL-NRC-SES Partners, LLC, the financial results includes (1) NRC Group’s consolidated financial results for the periods prior to the completion of the Business Combination, or October 17, 2018, and (2) NRCG’s consolidated financial results (including the consolidation of NRC Group and its subsidiaries) for the period from and after the completion of the Business Combination.

Fiscal Fourth Quarter 2018 Financial Summary vs. Same Year-Ago Quarter

●	Revenue increased 15% to $107.3 million.
●	Net loss was $45.8 million, or $(1.83) per share[1], compared to net income of $7.7 million, or $0.35 per share.
●	Adjusted net income[2], which is adjusted for one-time deal related costs, was $2.2 million, or $0.09 per share.
●	Adjusted EBITDA[2] increased 30% to $31.4 million.

Fiscal Full Year 2018 Financial Summary vs. 2017

●	Revenue increased 30% to $360.2 million.
●	Pro forma revenue[3], which reflects the acquisitions of each of Progressive Environmental Services (SWS), Quail Run and Clean Line as if they were consummated on January 1, 2018, increased to $388.7 million, exceeding our previous guidance of $360-$380 million.
●	Net loss was $47.3 million, or $(1.89) per share[1] compared to net income of $5.7 million, or $0.26 per share.
●	Adjusted net income[2], which is adjusted for one-time deal related costs, was $5.0 million, or $0.20 per share.
●	Adjusted EBITDA[2] increased 32% to $91.1 million, exceeding our previous guidance of $85-$90 million.
●	Free cash flow conversion[4] was 81%.

1 Excludes dividends from Series A convertible preferred stock.

2 Adjusted net income and Adjusted EBITDA are non-GAAP financial measures. See below under the heading “Use of non-GAAP Financial Information” and the table for a description of the Company’s use of non-GAAP financial information in this release and a reconciliation of such non-GAAP financial measures to GAAP.

3 Pro forma revenue was calculated as if the acquisitions of each of SWS, Quail Run and Clean Line were consummated on January 1, 2018. Please see the tables attached to this release showing the calculation of 2018 pro forma revenue.

4 Free cash flow conversion is defined as Adjusted EBITDA less total capex (excluding one-time waste disposal investments) divided by Adjusted EBITDA.

Management Commentary

“We ended 2018 on a strong note, capping a very transformative year for our company,” said NRCG Chief Executive Officer Chris Swinbank. “We generated strong revenue growth in 2018 and exceeded our previously communicated pro forma revenue and Adjusted EBITDA targets for the full year. This growth in revenue and earnings was driven by organic growth in our core business as well as contributions from recently completed acquisitions.”

“In 2018, we were focused on executing our growth strategy and achieved several important milestones. First, we merged legacy NRC, which is comprised of a uniquely positioned standby business and a diverse environmental services business, with my former company, Sprint Energy, which contributed high margin waste disposal assets to the combined company. We also executed and integrated several strategic acquisitions including Progressive Environmental Services (SWS), which expanded our geographic reach across both environmental services and emergency response services, Quail Run, which expanded our high margin well-site wastewater treatment capabilities within our Sprint business, and Clean Line, which broadened our recurring services offering across the U.K. Lastly, in October 2018, we became a public company through our transaction with Hennessy Capital Acquisition Corp. III. These transactions, along with our legacy businesses, have uniquely positioned NRCG, providing us the ability to drive strong organic growth across a base of diversified end-markets while generating industry-leading Adjusted EBITDA margins,” Swinbank added.

Swinbank continued, “Construction on both our Pecos County and Reagan County, TX waste disposal facilities is progressing according to plan, and we expect to commence operations starting in the second quarter of 2019 as previously communicated. Additionally, we refiled our permits for the Andrews County facility and expect to receive that permit in the second quarter of 2019. We believe the investments being made in waste disposal expansion will drive strong returns on invested capital, generate relatively rapid payback periods and quickly be accretive to EBITDA margins, as evidenced by the outstanding results for our Karnes County facility.”

“We also continue to execute the growth strategy in our Standby segment including expansion into Mexico. We expect to announce additional Mexico retainer contract wins soon, adding to the six retainer contracts already won in the region and further expanding our market leading position for retainer-based, emergency oil response services,” said Swinbank.

“Our environmental services business saw strong demand and double-digit organic revenue growth for 2018. Additionally, we are rolling out our new National Emergency Response capabilities. This program effectively outsources a customer’s emergency response capabilities to NRCG. We believe this is a natural fit given our existing global footprint, proven independent contractor network, existing 24/7 call center capabilities, and long-standing market expertise and safety record. Customers have been very receptive to this expanded service offering, which we hope to continue to grow and expand over time,” Swinbank added.

“Looking ahead to 2019, we anticipate continuing the momentum we started in 2018 and expect to drive strong organic revenue and robust Adjusted EBITDA growth in the coming year,” concluded Swinbank.

Recent Events

On March 15, 2019, the Company entered into a definitive asset purchase agreement with OIT, Inc., a provider of thermal treatment of non-hazardous petroleum contaminated soils, absorbent pads and sludges, and the treatment of Per- and Polyfluoroalkyl substances. The Company will purchase the assets of OIT, Inc. for an initial cash purchase price of $6.0 million at closing, plus an additional $2.0 million deferred consideration payable in cash and stock, and up to an additional $5.0 million in earn-out payments over the next three years based on certain financial milestones. The Company expects the transaction to close in the second quarter of 2019, subject to customary closing conditions being satisfied.

Additionally, on March 15, 2019, the Company entered into an incremental revolving credit commitment of $10.0 million under its existing credit facility with a financial institution, bringing its total revolving credit commitments under its existing credit agreement up to $45.0 million.

Fourth Quarter 2018 Financial Results

Revenue in the fourth quarter of 2018 increased 15% to $107.3 million compared to $93.0 million in the prior year period. The increase was primarily driven by the acquisitions of SWS, Quail Run and Clean Line in 2018.

Operating expenses, which include cost of revenue (exclusive of depreciation and amortization), in the fourth quarter of 2018 were $73.7 million compared to $62.6 million in the prior year period. The increase was primarily due to the aforementioned acquisitions as well as the Business Combination completed in October 2018.

General and administrative expenses in the fourth quarter of 2018 were $13.7 million compared to $10.4 million in the prior year period. The increase was primarily due to the aforementioned acquisitions.

Net loss in the fourth quarter of 2018 was $45.8 million, or $(1.83) per share1, compared to net income of $7.7 million, or $0.35 per share in the prior year period. The decline was primarily the result of increased transaction expenses related to the aforementioned acquisitions and an increase in interest expense.

Adjusted net income2, which adjusts for one-time deal costs of $48.0 million, in the fourth quarter of 2018 was $2.2 million, or $0.09 per share.

Adjusted EBITDA2, a non-GAAP financial measure that is calculated consistent with the Company’s senior credit facility, in the fourth quarter of 2018 increased 30% to $31.4 million compared to $24.2 million in the prior year period.

Full Year 2018 Financial Results

Revenue in 2018 increased 30% to $360.2 million compared to $277.6 million in 2017. The increase was primarily driven by the acquisitions of SWS, Quail Run and Clean Line in 2018. Excluding these acquisitions, revenues would have grown by 15%, driven primarily by strong organic growth in Sprint, across both services and waste disposal, as well as higher project related revenue in the Domestic Environmental Services segment. Organic growth was partially offset by a decline in marine-based emergency response revenue resulting from fewer hurricane events that occurred in 2017 that did not happen in 2018.

Operating expenses, which include cost of revenue (exclusive of depreciation and amortization), in 2018 were $242.2 million compared to $185.5 million in 2017. The increase was primarily due to the aforementioned acquisitions as well as the Business Combination completed in October 2018.

General and administrative expenses in 2018 were $53.1 million compared to $39.4 million in 2017. The increase was primarily due to the aforementioned acquisitions.

Net loss in 2018 was $47.3 million, or $(1.89) per share1, compared to net income of $5.7 million, or $0.26 per share, in 2017. The decline was primarily the result of increased transaction expenses related to the aforementioned acquisitions and an increase in interest expense.

Adjusted net income2, which adjusts for one-time deal costs of $52.3 million, in 2018 was $5.0 million, or $0.20 per share.

Adjusted EBITDA2, a non-GAAP financial measure that is calculated consistent with the Company’s senior credit facility, in 2018 increased 32% to $91.1 million compared to $68.8 million in 2017.

As of December 31, 2018, NRC Group had $18.4 million of cash and $352.2 million of total debt (gross of issuance fees) compared to $10.6 million of cash and $203.3 million of total debt at December 31, 2017.

Segment Results

Domestic Standby Services – Domestic Standby Services revenue in the fourth quarter of 2018 was $8.3 million compared to $19.7 million in the prior year period. The decrease was primarily due to lower marine-based emergency response revenue as the fourth quarter of 2017 included revenue from supporting clean-up efforts from Hurricanes Harvey, Irma, Jose and Maria. Operating profit in the fourth quarter of 2018 was $3.5 million compared to $7.4 million in the prior year period.

Full year 2018 revenue for Domestic Standby Services was $34.1 million compared to $43.8 million in 2017. The decrease was primarily due to lower marine-based emergency response revenue as 2017 included revenue due to the efforts supporting hurricane clean-ups that did not recur in 2018. Operating profit in 2018 was $14.9 million compared to $19.5 million in 2017.

Domestic Environmental Services – Domestic Environmental Services revenue in the fourth quarter of 2018 increased 29% to $70.9 million compared to $55.0 million in the prior year period. The increase was primarily due to increased land-based emergency response revenues from the acquisition of SWS. Operating profit in the fourth quarter of 2018 was $8.0 million compared to $8.8 million in the prior year period.

Full year 2018 revenue for Domestic Environmental Services increased 32% to $226.4 million compared to $171.0 million in 2017. The increase was primarily due to increased land-based emergency response revenues from the acquisition of SWS and higher project management revenue. Operating profit in 2018 increased 3% to $23.3 million compared to $22.6 million in 2017.

International Services – International Services revenue in the fourth quarter of 2018 increased 64% to $6.8 million compared to $4.2 million in the prior year period. The increase was primarily due to the acquisition of Clean Line. Operating profit in the fourth quarter of 2018 increased 69% to $1.1 million compared to $0.7 million in the prior year period.

Full year 2018 revenue for International Services increased 38% to $24.4 million compared to $17.7 million in 2017. The increase was primarily due to the acquisition of Clean Line and higher North Sea revenue, which was slightly offset by lower revenue in the United Arab Emirates. Operating profit in 2018 increased 52% to $4.3 million compared to $2.8 million in 2017.

Sprint – Sprint revenue in the fourth quarter of 2018 increased 50% to $21.2 million compared to $14.2 million in the prior year period. The increase was primarily due to the acquisition of Quail Run, increased waste disposal and higher services revenue. Operating profit in the fourth quarter of 2018 increased 61% to $9.5 million compared to $5.9 million in the prior year period.

Full year 2018 revenue for Sprint increased 67% to $75.2 million compared to $45.1 million in 2017. The increase was primarily due to the expansion of the environmental service operations, higher customer demand, increased waste disposal volumes and the acquisition of Quail Run. Operating profit in 2018 increased 104% to $30.7 million compared to $15.1 million in 2017.

2019 Outlook

The Company is reiterating its previously communicated financial outlook for 2019 for revenue and Adjusted EBITDA and is updating its view for 2019 capital expenditures and free cash flow conversion.

The Company continues to expect revenue in 2019 to be in the range of $420-$460 million compared to pro forma revenue3 of $389 million in 2018, an increase of 8%-18%, respectively. Adjusted EBITDA in 2019 is still expected to be in the range of $105-$115 million compared to $91 million in 2018, an increase of 15%-26%, respectively.

Capital expenditures in 2019 are now expected to be in the range of $55-$60 million, compared to the $45 million previously anticipated and $25 million incurred in 2018. The increase in expected capital expenditures for 2019 is primarily due to shifting certain capital expenditures originally planned for 2018 into 2019. The Company also expects blasting and construction costs to increase to complete the Reagan facility, however, solid returns and rapid payback on invested capital are still anticipated. Approximately 55% of the expected capital expenditures for 2019 are related to initial waste disposal build-outs.

Free cash flow conversion4 in 2019 is now expected to be in the range of approximately 70%-80%.

Conference Call

The Company will hold a conference call today at 10:00 a.m. Eastern time to discuss its fourth quarter and full year 2018 results.

Date: Monday, March 18, 2019

Time: 10:00 a.m. Eastern time (9:00 a.m. Central time)

Toll-free dial-in number: 1-888-317-6016

International dial-in number: 1-412-317-6016

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at www.ir.nrcg.com.

A replay of the conference call will be available on the same day through April 1, 2019.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10129161

About NRCG

NRCG is a global provider of a wide range of environmental, compliance and waste management services. NRCG’s broad range of capabilities and global reach enable it to meet the critical, and often non-discretionary, needs of more than 5,000 customers across diverse end markets to ensure compliance with environmental, health and safety laws and regulations around the world. NRC Group, a wholly owned subsidiary of NRCG, was established in June 2018 through the combination of two businesses, National Response Corporation and Sprint Energy Services, both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company. For more information, please visit www.nrcg.com. No portion of the website referenced in this paragraph is incorporated by reference into or otherwise deemed to be a part of this news release.

Use of Non-GAAP Financial Information

This release describes historical financial information that includes “Adjusted EBITDA,” and “Adjusted net income” and “Free cash flow conversion,” each a financial measure that is not calculated in accordance with GAAP and provided only as supplemental information. The Company has presented Adjusted EBITDA because it is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the Company’s senior credit facility, which is a key component in the determination of its leverage ratios (including its ability to service debt and incur capital expenditures). The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its liquidity and core operating performance. The Company presents Adjusted net income because it facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of acquisition related costs. The Company provides Free cash flow conversion because it is a useful measure to investors as to the ongoing liquidity of the business after required capital expenditure investments. Adjusted EBITDA, and Adjusted net income and Free cash flow conversion are each a non-GAAP financial measure and should not be considered as an alternative to financial measures prepared in accordance with GAAP such as operating income or net income as measures of operating performance or cash flows or as measures of liquidity. Adjusted EBITDA, and Adjusted net income and Free cash flow conversion are not necessarily calculated the same way as other companies and should not be considered a substitute for or more meaningful than GAAP results, and should be read in conjunction with the GAAP financial information provided in this release.

This release also provides prospective financial information that includes “Adjusted EBITDA,” and “Free cash flow conversion” each a financial measure that is not calculated in accordance with GAAP and provided only as supplemental information. The Company provides prospective Adjusted EBITDA and Free cash flow conversion for the reasons set forth above and provides Free cash flow conversion because it is a useful measure to investors as to the ongoing liquidity of the business after required capital expenditure investments. The Company is not able to provide a reconciliation without unreasonable efforts of its prospective guidance related to these non-GAAP financial measures to their most directly comparable GAAP financial measure due to the unknown effect, timing and potential significance of external and internal business activities that the Company believes are material to the comparable GAAP financial measure. The assumptions and estimates underlying prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. See “Forward-Looking Statements” below. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those described in the prospective financial information, and any reference to prospective financial outlooks in this release should not be regarded as a representation by any person that such results will be achieved.

For a further description of Adjusted EBITDA and Adjusted net income and explanation of the Company’s use thereof, please see “Reconciliation of Non-GAAP Financial Measure” in the tables that follow.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

The statements in this news release that are not historical statements, including statements regarding anticipated timing of landfill operations, capital expenditures, return on investments, growth opportunities in Mexico, financial outlook and guidance, National Emergency Response capabilities, and operational growth strategy, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available as well as management’s assumptions and beliefs today. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from the results expressed or implied by the statements, and investors should not place undue reliance on them. Risks and uncertainties that could cause actual results to differ materially from such statements include, but are not limited to: (1) the Company may not fully recognize the financial benefits of its permits due to an inability to source adequate volumes or a delay in construction; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the permits; (3) unexpected costs, charges or expenses related to or resulting from construction or other matters; (4) changes in applicable laws or regulations; (5) increased competition in Mexico and other markets; (6) ability to manage growth of national accounts program and global emergency response program; (7) ability to consummate acquisition on terms that are favorable to the Company, if at all; and (8) the possibility that NRCG may be adversely affected by other economic, business, and/or competitive factors. The Company undertakes no obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. In addition, actual results are subject to other risks identified in the Company’s prior and future filings with the SEC, available at www.sec.gov.

Contacts:

Liolios, Investor Relations

Cody Slach

1-949-574-3860

NRCG@liolios.com

NRC GROUP HOLDINGS CORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	December 31,
	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$18,365	$10,570
Receivables:
Trade, net of allowance for doubtful accounts of $0.9 million and $0.9 million, respectively	102,709	83,976
Other	1,112	2,167
Inventory	7,257	6,827
Prepaid expenses and other current assets	4,692	4,035
Total current assets	134,135	107,575

Property and equipment, net	122,565	106,169
Goodwill	51,417	37,005
Intangible assets, net of accumulated amortization of $34.5 million and $28.5 million, respectively	64,614	50,080
Other assets	3,396	1,276
Total assets	$376,127	$302,105

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$36,171	$32,420
Accrued expenses	10,644	9,704
Accrued wages and benefits	4,858	3,777
Contingent consideration	2,470	-
Deferred revenue	1,199	2,012
Other current liabilities	-	1,152
Current portion of term loans	3,431	5,510
Current portion of equipment loan	737	500
Borrowings outstanding under revolving credit agreements	10,000	8,211
Accrued dividend on Series A convertible preferred stock	1,511	-
Total current liabilities	71,021	63,286

Contingent consideration, net of current portion	3,846	4,132
Term loans, net of current portion and deferred financing costs	330,104	188,473
Equipment loan, net of current portion	78	556
Deferred taxes	-	241
Asset retirement obligation	1,379	650
Other long-term liabilities	1,243	1,668
Total liabilities	$407,671	$259,006

Commitments and contingencies

Shareholders’ Equity (Deficit)
Series A Convertible Preferred Stock, par value $0.0001; 5,000,000 shares authorized; 1,050,000 issued with a liquidation preference of $105,000 as of December 31, 2018. No shares authorized and issued as of December 31, 2017.	102,967	-
Common stock, par value $0.0001; 200,000,000 shares authorized; 36,902,544 and 21,873,680 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively.	4	2
Additional paid in capital	14,595	142,205
Accumulated deficit	(142,573)	(93,805)
Accumulated other comprehensive loss	(6,537)	(5,303)
Total shareholders’ equity (deficit)	(31,544)	43,099
Total liabilities and shareholders’ equity (deficit)	$376,127	$302,105

NRC GROUP HOLDINGS CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands except per share amounts)

	Years Ended December 31,
	2018	2017

Operating revenue	$360,170	$277,631

Costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	242,208	185,484
General and administrative expenses	53,144	39,410
Depreciation and amortization	30,205	26,148
Goodwill and intangible assets impairment expense	-	-
Management fees	1,397	1,836
Acquisition expenses	52,302	484
Change in fair value of contingent consideration	(1,279)	-
Other expense, net	3,658	3,629
Total costs and expenses	381,635	256,991
Operating income (loss)	(21,465)	20,640

Other income (expenses)
Interest income	-	7
Interest expense	(22,122)	(14,033)
Foreign currency transaction gain (loss)	50	(402)
Loss on debt extinguishment	(3,610)	(93)
Other income	187	-
Total other expenses, net	(25,495)	(14,521)
Income (loss) before income taxes	(46,960)	6,119
Income tax (benefit) expense	297	447
Net income (loss)	$(47,257)	$5,672

Other comprehensive income (loss), net of tax
Foreign currency translation income (loss)	(1,234)	647
Total other comprehensive income (loss)	(1,234)	647
Comprehensive income (loss)	$(48,491)	$6,319

Net income (loss)	$(47,257)	$5,672
Less dividend on Series A convertible preferred stock	(1,511)	-
Net income (loss) attributable to common shareholders	$(48,768)	$5,672

Net income (loss) per share, basic and diluted	$(1.95)	$0.26
Weighted average common shares outstanding, basic and diluted	25,002,978	21,873,680

Dividends declared per Series A convertible preferred share	$1.44	$-

NRC GROUP HOLDINGS CORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands except per share amounts)

	Quarters Ended December 31,
	2018	2017

Operating revenue	$107,264	$93,006

Costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	73,684	62,565
General and administrative expenses	13,717	10,436
Depreciation and amortization	8,532	6,803
Goodwill and intangible assets impairment expense	-	-
Management fees	2	627
Acquisition expenses	47,974	28
Change in fair value of contingent consideration	(1,279)	-
Other expense, net	787	1,089
Total costs and expenses	143,417	81,548
Operating income (loss)	(36,153)	11,458

Other income (expenses)
Interest income	-	1
Interest expense	(8,448)	(3,500)
Foreign currency transaction gain (loss)	76	(19)
Loss on debt extinguishment	(890)	(93)
Other income	191	31
Total other expenses, net	(9,071)	(3,580)
Income (loss) before income taxes	(45,224)	7,878
Income tax (benefit) expense	586	228
Net income (loss)	$(45,810)	$7,650

Other comprehensive income (loss), net of tax
Foreign currency translation income (loss)	(1,234)	647
Total other comprehensive income (loss)	(1,234)	647
Comprehensive income (loss)	$(47,044)	$8,297

Net income (loss)	$(45,810)	$7,650
Less dividend on Series A convertible preferred stock	(1,511)	-
Net income (loss) attributable to common shareholders	$(47,321)	$7,650

Net income (loss) per share, basic and diluted	$(1.89)	$0.35
Weighted average common shares outstanding, basic and diluted	25,002,978	21,873,680

Revenue Pro Forma for Acquisitions

($ thousands)	For the Year Ended December 31, 2018

Reported Revenue	$360,170

Pre-Acquisition Revenue
Cleanline Waste Water Services	1,187
Progressive Environmental Services	20,527
Quail Run	6,812
Total Pre-Acquisition Revenue	28,526

Pro Forma Revenue	$388,696

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA and Free Cash Flow Conversion

This release uses the term “Adjusted EBITDA,” which is not a recognized measure under GAAP. The Company uses Adjusted EBITDA as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. For purposes of this release, the Company defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, net, (iii) provision for income taxes (clauses (i) through (iii) referred to collectively as “EBITDA”), net, (iv) foreign currency translation gain or loss and (v) gain or loss on equipment sales or retirements, adjusted to include certain add-backs permitted by the Credit Agreement, including (i) management fees, (ii) impairment expense of goodwill and intangible assets, (iii) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments, facility closure costs and financing fees and expenses), (iv) the impact of pre-acquisition revenues, earnings and EBITDA of certain recent acquisitions and certain management estimates relating thereto, (v) normalization adjustments to reflect a run-rate level of EBITDA within NRC Group’s historical financial statements, (vi) non-recurring costs and other non-operating expenses and income, (vii) the impact of certain completed cost savings initiatives at various domestic regions, (viii) the impact of a reduction in force adjustment, (ix) costs relating to the shutdown of certain international operations and (x) certain out-of-period timing adjustments and reclassification of capitalized leases not applicable under the Company’s new senior credit facility dated June 11, 2018 (as amended, the “New Credit Facility”). “Adjusted EBITDA” is substantially the same as the metric called “Consolidated Adjusted EBITDA,” as defined in the Company’s New Credit Facility, which is a key component in the determination of the Company’ leverage ratios (including its ability to service debt and incur capital expenditures).

The Company’s method of computing Adjusted EBITDA is substantially consistent with that used for debt covenant calculation purposes under the New Credit Facility and also is routinely reviewed by management for that purpose. For example, under the New Credit Facility if as of the last day of any fiscal quarter the sum of the aggregate outstanding principal amount of all revolving loans plus the aggregate amount of letters of credit obligations (excluding letters of credit to the extent cash collateralized and undrawn letters of credit in an aggregate amount not to exceed $15 million) plus the aggregate outstanding principal amount of all swingline loans exceeds 30% of the revolving credit limit then in effect, NRC Group is required to maintain a consolidated total net leverage ratio, calculated in accordance with the New Credit Facility, or equal to or less than 5.45:1.00. The total net leverage ratio is the ratio of consolidated total net debt (as defined in the New Credit Facility) to Consolidated Adjusted EBITDA (as defined in the New Credit Facility). This covenant is not currently in effect.

The Company believes its presentation of Adjusted EBITDA is useful because it provides investors and industry analysts the same information that it uses internally for purposes of assessing its liquidity and core operating performance. However, Adjusted EBITDA is not a substitute for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted EBITDA. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Additionally, certain items excluded from Adjusted EBITDA are also significant components in understanding and assessing the Company’s liquidity, such as interest payments, payments made for transaction expenses and extraordinary items and management fees. Also, other companies in the Company’s industry may define Adjusted EBITDA differently than it does, and as a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the liquidity or performance of those companies to NRC Group’s liquidity or performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by the Company’s business or cash flow available to it to invest in the growth of its business. The Company’s management compensates for these limitations by relying primarily on GAAP results and using Adjusted EBITDA supplementally.

The release also uses the term “Free cash flow conversion,” which is not a recognized measure under GAAP. The Company uses Free cash flow conversion as a supplement to its GAAP results because it believes it is useful to show investors the ongoing liquidity of the business after required capital expenditure investments. For purposes of this release, the Company defines Free cash flow conversion as Adjusted EBITDA less total capex (excluding one-time waste-disposal investments) divided by Adjusted EBITDA. Free cash flow conversion is not a substitute for, or more meaningful than, its comparable GAAP measure, and there are limitations to using non-GAAP measures such as Free cash flow conversion.

A reconciliation of net cash provided by operating activities to net income (loss) to Adjusted EBITDA and Free cash flow conversion for the periods indicated is as follows:

	For the Quarter Ended December 31,		For the Years Ended December 31,
($ thousands)	2018	2017	2018	2017

Net cash provided by operating activities	(40,481)	6,501	(25,911)	17,036
Depreciation of property and equipment	(6,649)	(5,383)	(23,963)	(20,380)
Amortization of intangible assets	(1,883)	(1,420)	(6,242)	(5,768)
Accretion of asset retirement obligation	(26)	-	(78)	-
Amortization of deferred financing costs	(29)	(348)	(1,266)	(1,244)
Bad debt expense	76	89	(347)	(146)
Change in fair value of contingent consideration	1,279	-	1,279	-
Deferred income tax provision	1,546	3	1,478	10
Realized loss (gain) from equipment sales or retirements	187	(27)	187	(21)
Loss on extinguishment of debt	(890)	(93)	(3,610)	(93)
Goodwill and intangible assets impairment expense	-	-	-	-
Changes in operating assets and liabilities, net of acquisition:	1,060	8,328	11,216	16,278

Net income (loss) [1]	(45,810)	7,650	(47,257)	5,672

Total income tax expense (benefit)	586	228	297	447
Interest income	-	(1)	-	(7)
Interest expense	8,448	3,593	22,122	14,126
Foreign currency transaction gain (loss)	(76)	(383)	(50)	-
Loss on debt extinguishment	890	402	3,610	402
Change in fair value of contingent consideration	(1,279)	-	(1,279)	-
Other expense, net	(191)	(31)	(187)	-
Operating income (loss)	(37,432)	11,458	(22,744)	20,640

Depreciation and amortization	8,532	6,803	30,205	26,148
EBITDA	(28,900)	18,261	7,461	46,788

Management fees	2	(173)	1,397	1,036
Impairment expense of goodwill and intangible assets	-	-	-	-
Acquisition Transaction expenses	47,974	126	52,302	582
Transition expenses and extraordinary items [2]	2,612	2,127	5,483	4,667
Pre-NRC EBITDA contribution [3]	4,194	1,313	2,486	(473)
Restructuring and Large Event Adjustments [4]	625	2,003	4,217	5,192
Estimated SWS Acquisition Synergies [5]	874	962	3,759	3,846
Expenses not in the normal course of business [6]	769	1,453	1,573	3,150
Reorganization Adjustments [7]	3,256	(1,504)	10,127	4,397
Reclassification items [8]	0	(342)	2,313	(342)
Total Adjustments	60,307	5,966	83,657	22,056

Adjusted EBITDA, per Credit Agreement	$31,407	$24,227	$91,118	$68,844

Capital Expenditures
Total Capex	8,805	7,208	24,643	20,986
Less: One-time Waste Disposal Investment	(5,164)	-	(6,896)	-
Adj. Capex	3,641	7,208	17,747	20,986

Adj. EBITDA less Adj. Capex	27,766	17,019	73,371	47,858
Free Cash Flow Conversion	88%	70%	81%	70%

Footnotes

1 GAAP net income.
[2] Consists of one-time set-up costs for growth opportunities in Mexico, senior management placement fees, as well as expenses related to add-on acquisitions such as severance, one-time legal, rebranding, and closure costs.
[3] Stub period reported EBITDA of certain NRC acquisitions prior to NRC acquisition.

4 NRC normalized results from SoCal and New England regions, which underwent material reorganization starting in April 2017. These adjustments are evidenced by increased performance in Q1 2018 vs. Q1 2017. This also includes the savings from terminating SWS corporate employees as well as the remaining financial results associated with the closed SWS service centers. Sprint normalized results consist of the impact of Hurricane Harvey-related closure of the Karnes Facility and temporarily low margins during the start-up phase of the Pecos facility.
[5] Consists of identified hard cost savings from planned headcount reductions, insurance savings and purchasing efficiencies from integrating the SWS acquisition. Actions have taken or are currently taking place.
6 NRC includes identified one-time, non-recurring expenses including severance, consulting, lawsuit settlement and other expenses not anticipated to occur in future periods. Sprint consists of extraordinary, non-recurring items including ad-back of landfill rental equipment that has been purchased and start-up costs for a new yard.
7 NRC consists of savings realized from cost reduction initiatives completed in the PNW, NoCal and East regions, including headcount reductions and procurement along with a reduction-in-force completed in April 2018 and Sept 2018. Sprint consists of the impact of price increases implemented by Sprint since late 2017 at the Karnes Facility as well as the removal of non-recurring operating costs associated with the disposal pit.
[8] Consists of out-of-period timing adjustments and reclassification of capitalized leases stemming from the PCAOB audit which are not applicable under the Credit Agreement.

Net Income Adjusted for Acquisition Expenses

This release uses the term “Adjusted net income,” which is not a recognized measure under GAAP. The Company uses Adjusted net income as a supplement to its GAAP results in evaluating certain aspects of its business, as described below. For purposes of this release, the Company defines Adjusted net income as GAAP net income plus costs and expenses related to (i) the acquisitions of Clean Line, SWS, and Quail Run, (ii) one-time non-recurring expenses related to non-completed transactions, (iii) the combination of NRC and Sprint and (iv) the Business Combination.

The Company believes its presentation of Adjusted net income is useful because it facilitates operating performance comparisons from period to period by eliminating potential differences in net income caused by the existence and timing of acquisition related costs. However, adjusted net income is not a substitute for, or more meaningful than, net income (loss) or any other measure prescribed by GAAP, and there are limitations to using non-GAAP measures such as Adjusted net income.

A reconciliation of net cash provided by operating activities to net income (loss) to Adjusted EBITDA for the periods indicated is as follows (dollars in thousands, except per share data):

	Quarter Ended	Year Ended
($ thousands)	December 31, 2018	December 31, 2018
Reported Net Income	$(45,810)	$(47,257)
Reported EPS	$(1.83)	$(1.89)

Acquisition Related Expenses (SWS, Clean Line, Quail Run)	(882)	(5,837)
Misc Deal Exp	(1,884)	(1,884)
NRC Transaction Expense	(19,487)	(18,861)
SPAC related deal costs	(25,720)	(25,720)

Total Acquisition Costs	(47,974)	(52,302)

Adjusted Net Income (Excluding Acquisition Costs)	2,164	5,045
Adjusted EPS (Excluding Acquisition Costs)	$0.09	$0.20